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                                                                     EXHIBIT 21


                            NORTHWEST PIPE COMPANY
                         SUBSIDIARIES OF THE REGISTRANT



Thompson Pipe and Steel Company (a Colorado Corporation)

Thompson Steel Pipe Company (a Delaware Corporation)

Southwestern Pipe, Inc. (a Texas Corporation)

P&H Tube Corporation (a Texas Corporation)